Exhibit 99.1

PRESS RELEASE

Contact Information:
Dan Sink
EVP & CFO
(317) 577-5609
dsink@kiterealty.com

Kite Realty Group Trust Reports Second Quarter 2017 Operating Results

Indianapolis, Ind., July 26, 2017 - Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today its operating results for the second quarter ended June 30, 2017. Financial statements, exhibits, and reconciliations of non-GAAP measures attached to this release include the details of the Company’s results.
Second Quarter Highlights

•	Net income attributable to common shareholders was $10.2 million, or $0.12 per diluted common share.

•	Funds From Operations of the Operating Partnership (“FFO”), as defined by NAREIT, was $46.2 million, or $0.54 per diluted share.

•
Same-property Net Operating Income (“NOI”) increased 3.2% for the comparable operating portfolio, or 3.8% excluding the impact of the Company’s Redevelopment, Repurpose and Reposition (“3-R”) initiative, in each case compared to the same period in the prior year.

•	Small shop leased percentage increased 90 basis points to 89.2% from the same period in the prior year.

•	The aggregate cash rent spread on comparable new and renewal leases was 9.8%.

•	Three operating properties were sold, generating gross proceeds of $54.6 million and year-to-date gross proceeds of $77.7 million.

•	Three of the Company’s 3-R projects were completed during the second quarter with costs totaling $6.2 million and a projected combined annualized return of 19.5%.

•	The development at Parkside Town Commons, Phase II, was transitioned to the operating portfolio during the quarter at 95.4% leased.

“We are now half way through 2017, and we continue to excel from an operational perspective,” said John Kite, Chief Executive Officer. “During the second quarter, we maintained our leasing momentum and further progressed in our efforts to diversify our tenant base. As an example, the vast majority of the 42 tenants we opened last quarter either provide services, are restaurants, or otherwise operate experiential businesses. Our small-shop leasing rate now stands at 89.2% - just shy of our stated 90% goal. Overall, I’m very happy with our performance this quarter and am optimistic that we will keep making progress towards our strategic goals.”

Financial & Portfolio Results
Financial Results
Net income attributable to common shareholders for the three months ended June 30, 2017, was $10.2 million, compared to a net loss of $1.9 million for the same period in 2016. Second quarter 2017 results include a $4.9 million gain in other property related revenue from the sale of an outlot and a $6.3 million gain from the sale of Village Walk, Clay Marketplace, and Wheatland Towne Crossing from the operating portfolio.
For the three months ended June 30, 2017, FFO, as defined by NAREIT, was $46.2 million, or $0.54 per diluted share, compared to $41.4 million, or $0.48 per diluted share, for the same period in the prior year. For the three months ended June 30, 2017, FFO, as adjusted, was $46.2 million, or $0.54 per diluted share, compared to $44.2 million, or $0.52 per diluted share, for the same period in the prior year.
Portfolio Operations
As of June 30, 2017, the Company owned interests in 117 operating and redevelopment properties totaling approximately 23.1 million square feet and one development project currently under construction. The owned gross leasable area in the Company’s retail operating portfolio was 94.5% leased as of June 30, 2017, and the Company’s overall portfolio was 94.6% leased. We continue to increase our small-shop leased percentage, and hit a new high of 89.2% leased in the second quarter, up from 88.6% in the prior quarter.
Same-property NOI, which includes 102 operating properties, increased 3.2% in the second quarter compared to the same period in the prior year, or 3.8% excluding the impact of the Company’s 3-R initiative. The leased percentage of properties included in the same-property pool was 94.3% at June 30, 2017, compared to 95.1% at June 30, 2016, while the economic occupancy percentage increased to 93.8% from 92.7% year over year.
The Company executed 96 leases totaling 624,317 square feet during the second quarter of 2017, including 68 comparable new and renewal leases for 531,931 square feet. Cash rent spreads on comparable new and renewal leases executed in the quarter were approximately 17.4% and 8.0%, respectively, for a blended cash rent spread of 9.8%. The renewal lease spread includes one large anchor renewal totaling 107,400 square feet that was renewed at a flat rental rate. Excluding this lease, the cash renewal spread was 8.8% and the blended cash rent spread was 10.6%. The blended leasing spread on a straight-line basis, which includes periodic rent increases over the term of the lease, was 13.9%.
Capital Recycling
In line with our capital recycling initiatives to increase the quality of the portfolio and to strengthen the balance sheet, we completed the sale of three operating properties during the second quarter: Village Walk in Fort Myers, Florida, Clay Marketplace in Birmingham, Alabama, and Wheatland Towne Crossing in Dallas, Texas. The disposition of these assets resulted in gross proceeds of approximately $54.6 million, which were used to pay down the Company’s revolving line of credit. We have exceeded our disposition guidance with $77.7 million of gross proceeds through June 30, 2017.
Balance Sheet
As we continue our focus on strengthening our balance sheet, we have reduced our Net Debt to EBITDA from the first quarter of 2017 from 6.9x to 6.77x. We currently have only $83.1 million of term maturities through 2020, and our debt portfolio has a weighted average maturity of 6.0 years.

Development and Redevelopment
As of June 30, 2017, we have one development project under construction. Holly Springs, Phase II, is 100% pre-leased or committed with projected costs of $2.7 million. Parkside Town Commons, Phase II, was transitioned to our operating portfolio at 95.4% leased. The overall center is anchored by Target, Harris Teeter, Hobby Lobby, Frank CineBowl & Grille, Golf Galaxy, Stein Mart, Panera Bread, and Chuy’s. We completed construction on three 3-R projects during the second quarter: Centennial Gateway (Las Vegas, NV), Market Street Village (Fort Worth, TX) and Northdale Promenade (Tampa, FL). The Company invested $6.2 million for a projected annualized return of 19.5%.
The Company’s 3-R program currently includes seven projects under various stages of construction with estimated costs ranging from $68.5 to $74.0 million and an estimated combined annualized return ranging from 8.0% to 9.0%. During the second quarter, the Company commenced construction on one new project at Rampart Commons (Las Vegas, NV). The Rampart project will be anchored by an exciting tenant line-up including Williams Sonoma, Pottery Barn, Ann Taylor, Flower Child, North Italia, and P.F. Chang’s.
2017 Earnings Guidance
The Company is updating its guidance for 2017 FFO, as defined by NAREIT, to a range of $2.01 to $2.05 from $2.00 to $2.06 per diluted share. Please refer to the full list of guidance assumptions on page 38 of the Company’s second quarter supplemental.

Guidance Range For Full Year 2017	Low	High
Consolidated net income per diluted common share	$0.18	$0.22
Add: Depreciation, amortization and other	1.92	1.92
Less: Gain on sale of operating property	(0.18)	(0.18)
Add: Impairment of operating property	0.09	0.09
FFO, as defined by NAREIT, per diluted share	$2.01	$2.05
Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Thursday, July 27, 2017, at 1:00 p.m. Eastern Time. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (844) 309-0605 for domestic callers and (574) 990-9933 for international callers (passcode 43719480). In addition, a webcast replay link will be available on the corporate website.
About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) engaged primarily in the ownership and operation, acquisition, development and redevelopment of high-quality neighborhood and community shopping centers in select markets in the United States. As of June 30, 2017, we owned interests in 117 operating and redevelopment properties totaling approximately 23.1 million square feet and one development project currently under construction.
Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our redevelopment and development portfolio, and identify additional opportunities to acquire or dispose of properties to further strengthen the Company. New investments are focused in the shopping center sector primarily in markets where we believe we can leverage our existing infrastructure and relationships to generate attractive risk-adjusted returns or otherwise in desirable trade areas. Dispositions are generally designed to increase the quality of our portfolio and to strengthen the Company’s balance sheet.
Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources; financing risks, including the availability of, and costs associated with, sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; the impact of online retail and the perception that such retail has on the value of shopping center assets; risks related to the geographical concentration of the Company’s properties in Florida, Indiana and Texas; insurance costs and coverage; risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the SEC, specifically the section titled “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

($ in thousands)
	June 30, 2017	December 31, 2016
Assets:
Investment properties, at cost	$3,939,999	$3,996,065
Less: accumulated depreciation	(608,233)	(560,683)
	3,331,766	3,435,382

Cash and cash equivalents	27,635	19,874
Tenant and other receivables, including accrued straight-line rent of $29,818 and $28,703 respectively, net of allowance for uncollectible accounts	52,270	53,087
Restricted cash and escrow deposits	8,717	9,037
Deferred costs and intangibles, net	119,699	129,264
Prepaid and other assets	10,188	9,727
Total Assets	$3,550,275	$3,656,371
Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness, net	$1,675,064	$1,731,074
Accounts payable and accrued expenses	88,482	80,664
Deferred revenue and other liabilities	103,302	112,202
Total Liabilities	1,866,848	1,923,940
Commitments and contingencies
Limited Partners’ interests in the Operating Partnership and other redeemable noncontrolling interests	73,051	88,165
Shareholders’ Equity:
Kite Realty Group Trust Shareholders’ Equity:
Common Shares, $.01 par value, 225,000,000 shares authorized, 83,595,490 and 83,545,398 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	836	835
Additional paid in capital	2,067,795	2,062,360
Accumulated other comprehensive loss	736	(316)
Accumulated deficit	(459,689)	(419,305)
Total Kite Realty Group Trust Shareholders’ Equity	1,609,678	1,643,574
Noncontrolling Interests	698	692
Total Equity	1,610,376	1,644,266
Total Liabilities and Shareholders' Equity	$3,550,275	$3,656,371

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)

($ in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Minimum rent	$68,395	$68,455	$137,341	$135,918
Tenant reimbursements	18,521	17,006	37,091	35,161
Other property related revenue	5,733	2,114	8,330	5,046
Total revenue	92,649	87,575	182,762	176,125
Expenses:
Property operating	12,139	11,346	25,091	23,538
Real estate taxes	11,228	10,503	21,559	21,637
General, administrative, and other	5,488	4,856	10,958	10,147
Transaction costs	—	2,771	—	2,771
Impairment charge	—	—	7,411	—
Depreciation and amortization	42,710	43,841	88,540	86,082
Total expenses	71,565	73,317	153,559	144,175
Operating income	21,084	14,258	29,203	31,950
Interest expense	(16,433)	(15,500)	(32,878)	(30,825)
Income tax (expense) benefit of taxable REIT subsidiary	(3)	(338)	30	(748)
Other expense, net	(80)	(110)	(219)	(94)
Income (loss) from continuing operations	4,568	(1,690)	(3,864)	283
Gains on sales of operating properties	6,290	194	15,160	194
Net income (loss)	10,858	(1,496)	11,296	477
Net income attributable to noncontrolling interests	(678)	(399)	(1,110)	(971)
Net income (loss) attributable to Kite Realty Group Trust common shareholders	$10,180	$(1,895)	$10,186	$(494)

Income (loss) per common share - basic	$0.12	(0.02)	0.12	(0.01)
Income (loss) per common share - diluted	$0.12	$(0.02)	$0.12	$(0.01)

Weighted average common shares outstanding - basic	83,585,736	83,375,765	83,575,587	83,362,136
Weighted average common shares outstanding - diluted	83,652,627	83,375,765	83,640,327	83,362,136
Cash dividends declared per common share	$0.3025	$0.2875	$0.6050	$0.5750

Kite Realty Group Trust
Funds From Operations
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)

($ in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Funds From Operations
Consolidated net income (loss)	$10,858	$(1,496)	$11,296	$477
Less: net income attributable to noncontrolling interests in properties	(438)	(461)	(870)	(922)
Less: gains on sales of operating properties	(6,290)	(194)	(15,160)	(194)
Add: impairment charge	—	—	7,411	—
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	42,050	43,545	87,416	85,599
FFO of the Operating Partnership[1]	46,180	41,394	90,093	84,960
Less: Limited Partners' interests in FFO	(1,056)	(809)	(2,045)	(1,790)
FFO attributable to Kite Realty Group Trust common shareholders[1]	$45,124	$40,585	$88,048	$83,170
FFO, as defined by NAREIT, per share of the Operating Partnership - basic	$0.54	$0.49	$1.05	$1.00
FFO, as defined by NAREIT, per share of the Operating Partnership - diluted	$0.54	$0.48	$1.05	$0.99

FFO of the Operating Partnership[1]	$46,180	$41,394	$90,093	$84,960
Add: transaction costs	—	2,771	—	2,771
Add: severance charge	—	—	—	500
FFO, as adjusted, of the Operating Partnership	$46,180	$44,165	$90,093	$88,231
FFO, as adjusted, per share of the Operating Partnership - basic	$0.54	$0.52	$1.05	$1.03
FFO, as adjusted, per share of the Operating Partnership - diluted	$0.54	$0.52	$1.05	$1.03

Weighted average common shares outstanding - basic	83,585,736	83,375,765	83,575,587	83,362,136
Weighted average common shares outstanding - diluted	83,652,627	83,475,474	83,640,327	83,460,521
Weighted average common shares and units outstanding - basic	85,572,566	85,320,923	85,551,356	85,295,968
Weighted average common shares and units outstanding - diluted	85,639,457	85,420,633	85,616,096	85,394,353

FFO, as defined by NAREIT, per diluted share
Consolidated net income	$0.13	$(0.02)	$0.13	$0.01
Less: net income attributable to noncontrolling interests in properties	(0.01)	(0.01)	(0.01)	(0.01)
Less: gains on sales of operating properties	(0.07)	—	(0.17)	—
Add: impairment charge	—	—	0.08	—
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	0.49	0.51	1.02	1.00
FFO, as defined by NAREIT, of the Operating Partnership per diluted share[1]	$0.54	$0.48	$1.05	$1.00

Add: transaction costs	—	0.04	—	0.03
Add: severance charge	—	—	—	—
FFO, as adjusted, of the Operating Partnership per diluted share	$0.54	$0.52	$1.05	$1.03

____________________
1
“FFO of the Operating Partnership" measures 100% of the operating performance of the Operating Partnership’s real estate properties. “FFO attributable to Kite Realty Group Trust common shareholders” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

Funds from Operations (FFO) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO, a non-GAAP financial measure, in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts ("NAREIT"). The NAREIT white paper defines FFO as net income (determined in accordance with GAAP), excluding gains (or losses) from sales and impairments of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
Considering the nature of our business as a real estate owner and operator, the Company believes that FFO is helpful to investors in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains or losses from sales of depreciated property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, the Company has also provided FFO adjusted for transaction costs and a severance charge in 2016. The Company believes this supplemental information provides a meaningful measure of our operating performance. The Company believes our presentation of FFO, as adjusted, provides investors with another financial measure that may facilitate comparison of operating performance between periods and among our peer companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to satisfy our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Six Months Ended June 30, 2017 and 2016
(Unaudited)

($ in thousands)
	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
Number of properties for the quarter[1]	102	102

Leased percentage at period end	94.3%	95.1%		94.3%	95.1%
Economic Occupancy percentage[2]	93.8%	92.7%		93.9%	93.0%

Minimum rent	$58,028	$56,358		$116,809	$113,716
Tenant recoveries	16,233	15,231		33,059	31,640
Other income	168	121		453	264
	74,429	71,710		150,321	145,620

Property operating expenses	(9,992)	(9,547)		(19,747)	(18,914)
Real estate taxes	(9,945)	(9,381)		(19,987)	(19,509)
	(19,937)	(18,928)		(39,734)	(38,423)
Same Property NOI[3]	$54,492	$52,782	3.2%	$110,587	$107,197	3.2%
Same Property NOI - excluding the impact of the 3-R initiative[4]			3.8%			3.9%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:
Net operating income - same properties	$54,492	$52,782		$110,587	$107,197
Net operating income - non-same activity[5]	14,790	12,944		25,525	23,753
Other expense, net	(83)	(448)		(189)	(842)
General, administrative and other	(5,488)	(4,856)		(10,958)	(10,147)
Transaction costs	—	(2,771)		—	(2,771)
Impairment charge	—	—		(7,411)	—
Depreciation and amortization expense	(42,710)	(43,841)		(88,540)	(86,082)
Interest expense	(16,433)	(15,500)		(32,878)	(30,825)
Gains on sales of operating properties	6,290	194		15,160	194
Net income attributable to noncontrolling interests	(678)	(399)		(1,110)	(971)
Net income (loss) attributable to common shareholders	$10,180	$(1,895)		$10,186	$(494)

____________________
1	Same Property NOI excludes eight properties in redevelopment, the recently completed Northdale Promenade as well as office properties (Thirty South Meridian and Eddy Street Commons).
2
Excludes leases that are signed but for which tenants have not yet commenced the payment of cash rent. Calculated as a weighted average based on the timing of cash rent commencement and expiration during the period.

3
Same Property NOI excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior period expense recoveries and adjustments, if any.

4	See pages 27 and 28 of Q2 2017 supplemental for further detail of the properties included in the 3-R initiative.
5	Includes non-cash activity across the portfolio as well as net operating income from properties not included in the same property pool.
The Company uses same property NOI ("Same Property NOI"), a non-GAAP financial measure, to evaluate the performance of our properties. Same Property NOI excludes properties that have not been owned for the full period presented. It also excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior period expense recoveries and adjustments, if any. The Company believes that Same Property NOI is helpful to investors as a measure of our operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the particular period presented and thus provides a more consistent metric for the comparison of our properties. The year to date results represent the sum of the individual quarters, as reported.
NOI and Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of our financial performance. Our computation of NOI and Same Property NOI may differ from the methodology used by other REITs, and therefore may not be comparable to such other REITs.
When evaluating the properties that are included in the same property pool, the Company has established specific criteria for determining the inclusion of properties acquired or those recently under development. An acquired property is included in the same property pool when there is a full quarter of operations in both years subsequent to the acquisition date. Development and redevelopment properties are included in the same property pool four full quarters after the properties have been transferred to the operating portfolio. A redevelopment property is first excluded from the same property pool when the execution of a redevelopment plan is likely and the Company begins recapturing space from tenants. For the quarter ended June 30, 2017, the Company excluded eight redevelopment properties and the recently completed Northdale Promenade from the same property pool that met these criteria and were owned in both comparable periods.